Exhibit 99.1

For Immediate Release

Xplore Closes Financing and Expands Available Working Capital

Austin, Texas — February 24, 2011 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it received $1 million in gross proceeds from the issuance of 1 million shares of Series D Participating Convertible Preferred Stock (“Series D Preferred”) in a follow-on private placement. The Series D Preferred was issued together with detachable three-year warrants to purchase a total of 25 million shares of Common Stock.  The Company also amended its working capital credit agreement to include international accounts receivables and inventory in its borrowing base, thereby increasing available working capital under the facility by up to $1.2 million.

“The private placement and modified working capital agreement, together with the recent recapitalization, provide Xplore with added financial flexibility for the upcoming launch of our new improved iX104 rugged tablet PC that is scheduled for release in early Spring” stated Mr. Philip Sassower, Chairman and Chief Executive Officer.  “We believe the best in class feature-set of our new family of devices favorably positions Xplore to serve the expanding rugged tablet PC market. Our expectation is that the recapitalization and these additional transactions will enable Xplore to maximize its chances of success in a market with growing awareness and traction.”

The Series D Preferred ranks senior to all outstanding shares of Xplore’s other capital stock in terms of dividends, liquidation preferences and other special rights. The Series D Preferred can be converted into the Company’s common stock at an initial conversion price of $0.04 per share.  The warrants have an initial exercise price of $0.04 per share.

As a result of the private placement, Mr. Sassower, together with affiliated entities including Phoenix Venture Fund LLC, decreased their combined ownership in the Company’s common stock (giving effect to the conversion of all outstanding shares of preferred stock) from approximately 49.6% to 48.6%.

The private placement was approved by a Special Committee of the Company’s Board of Directors and the entire Board.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc. Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.